Exhibit 10.1

[Northern Bank & Trust Company Letterhead]

May 2, 2014

Axcelis Technologies, Inc.

108 Cherry Hill Drive

Beverly, MA 01915

Attention:  Kevin Brewer

Re:                             Amendment of the Business Loan Agreement, dated as of July 5, 2013, between Axcelis Technologies, Inc., a Delaware corporation (the “Borrower”), and Northern Bank & Trust, a Massachusetts corporation (the “Lender”).

Dear Mr. Brewer:

As we have discussed, the Borrower’s financial results for the quarter ended March 31, 2014 have resulted in the Borrower’s failure to comply with the Debt Service Ratio covenant in the Business Loan Agreement referenced above (the “Loan Agreement”). The Borrower has requested that the Lender waive this one-time non-compliance with the Debt Service Ratio under the Loan Agreement.  In addition, the Borrower has requested that the Lender agree to amend the Loan Agreement.

Accordingly, effective upon the Borrower’s execution and delivery of a copy of this Letter Agreement (the “Effective Date”), the parties hereto hereby agree as follows:

1.              Waiver. Notwithstanding anything to the contrary set forth in the Loan Agreement or the Related Documents (as defined in the Loan Agreement), the Lender hereby waives any and all remedies Lender might avail itself of due to Borrower’s non-compliance with the Debt Service Ratio arising from the Borrower’s financial performance during the quarter ended March 31, 2014.

2.              Amendment to Loan Agreement.  With effect from the Effective Date, the paragraph entitled “Debt Service Ratio” in the Loan Agreement shall be amended and restated to read in its entirety as follows:

Debt Service Ratio.   Commencing September 30, 2014, Borrower shall maintain a minimum Debt Service Coverage Ratio of 1.45x, which will be calculated on a quarterly basis by dividing the (A) the Projected Annual Net Income which shall be equal to the quarterly Net Income of the Borrower (as shown on the Borrower’s quarterly financial statements) multiplied by four (4), by (B) the actual annual debt service required to amortize the amounts outstanding hereunder over a ten (10) year amortization schedule at an interest rate of Five and One Half Percent (5.50%) over the twelve month period beginning on the first day of the quarter covered by such quarterly financial statements.

Except as expressly modified pursuant to this Letter Agreement, the terms of the Loan Agreement and the Related Documents remain unchanged and in full force and effect.

3. Borrower’s Representations and Warranties. In order to induce the Lender to enter into this Letter Agreement, the Borrower represents and warrants that as of the Effective Date:

a)             No Default.  No Event of Default (as defined in the Loan Agreement) or condition that may lead to an Event of Default (other than the non-compliance described herein) exists;

b)             Authorization.  The execution, delivery and performance by the Borrower of this Letter Agreement have been duly authorized by all necessary corporate or other action on the part of the Borrower and do not and will not require any registration with, consent or approval of, or notice to or action by, any person (including any governmental authority) in order to be effective and enforceable; and

c)              Binding Obligations.  The Loan Agreement, this Letter Agreement (which shall be deemed a “Related Document” for the purposes of the Loan Agreement) and the other Related Documents constitute the legal, valid and binding obligations of the Borrower, and are enforceable against the Borrower in accordance with their respective terms, without defense, counterclaim or offset.

4. Miscellaneous.

a)             Lender’s Reservation of Rights. The Borrower acknowledges and agrees that neither the execution nor the delivery by the Lender of this Letter Agreement shall (a) be deemed to create a course of dealing or otherwise obligate the Lender to grant similar waivers or other modifications of the terms of the Loan Agreement under the same or similar circumstances in the future, or (b) be deemed to create an implied waiver of any right or remedy of the Lender with respect to any term or provision of any Related Document (including any term or provision relating to the occurrence of a Material Adverse Effect); or in any way prejudice, impair or limit any of the Lender’s right or remedies against the Borrower.

b)             Governing Law. This Letter Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with the law of the Commonwealth of Massachusetts. This Letter Agreement is subject to the provisions set forth in the Loan Agreement relating to venue and jury trial waiver, which provisions are by this reference incorporated herein.

c)             Successors and Assigns. This Letter Agreement shall be binding upon and inure to the benefit of the parties hereto and to the benefit of their respective successors and assigns. No third party beneficiaries are intended in connection with this Letter Agreement.

d)             Entire Agreement; Amendments. This Letter Agreement, together with the Loan Agreement and the other Related Documents, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Letter Agreement supersedes all prior drafts and communications with respect hereto and may not be amended except in accordance with the provisions set forth in the Loan Agreement.

e)              Severability. If any term or provision of this Letter Agreement shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Letter Agreement, respectively.

f)               Reimbursement of Costs and Expenses. The Borrower covenants to pay or reimburse the Lender, upon demand, for all reasonable and documented costs and expenses incurred by the Lender in connection with the development, preparation, negotiation, execution and delivery of this Letter Agreement.

g)              Counterparts. This Letter Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one agreement.

Very truly yours,

NORTHERN BANK AND TRUST COMPANY

By:	/s/ John P. Dilorio, Jr.
Name:	John P. DiIorio, Jr.
Title:	Senior Vice President

ACKNOWLEDGED AND AGREED:

AXCELIS TECHNOLOGIES, INC.

By:	/s/ Mary G. Puma
Name:	Mary G. Puma
Title:	President

By:	/s/ Amy Rasimas
Name:	Amy Rasimas
Title:	Treasurer

Date:      May 2, 2014